Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2017 Inducement Plan, as amended and restated, of Adverum Biotechnologies, Inc. of our reports dated March 12, 2020, with respect to the consolidated financial statements of Adverum Biotechnolgies, Inc., and the effectiveness of internal control over financial reporting of Adverum Biotechnologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 10, 2020